CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682-8211 bcohen@icrinc.com

MARINEMAX REPORTS FIRST QUARTER FISCAL 2010 RESULTS
~ Reports Significant Year-over-Year Reductions in Inventory and Related Debt Levels ~
~Same-store Sales Increase 13%~

CLEARWATER, FL, February 2, 2010 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its first quarter ended December 31, 2009.

Revenue was $100.4 million for the quarter ended December 31, 2009 compared with $100.2 million for the comparable quarter last year. Same-store sales increased approximately 13% compared with a 52% decline in the comparable quarter last year. Revenue from stores recently closed that were not eligible for inclusion in the same-store sales base was $11.1 million. Net income for the first quarter of fiscal 2010 was $10.2 million, or $0.45 per diluted share, compared with a net loss of $14.3 million, or $0.78 per share, for the comparable quarter last year.

Included in net income for the first quarter of fiscal 2010 was a tax benefit of approximately $19.3 million, or $0.86 per diluted share, primarily related to the recognition of fiscal 2009 tax net operating loss carry-backs realized through the recent change in tax laws which increased the number of historical years that companies can carry losses back. Without the tax benefit, the Company would have incurred a net loss of $9.1 million, or $0.42 per share.

At December 31, 2009, inventory was $190.2 million compared with $440.9 million at December 31, 2008, a $250.0 million or 57% decline. Short-term borrowings declined 69%, or $227.0 million, to $102.0 million compared with $329.0 million as of December 31, 2008.

The Company was able to produce consistent levels of revenue and an increase in same-store sales despite operating with 20 fewer stores compared with the prior year quarter and facing the continued challenging economic environment. MarineMax closed 26 stores in fiscal 2009 as a key component in the Company’s efforts to better match its fixed costs with the decline in business it has experienced because of the weak economic conditions.

William H. McGill, Jr., Chairman, President and Chief Executive Officer, stated, “The actions we took during fiscal 2009 to reduce inventory, reduce our workforce, streamline expenses, and optimize our store count allowed us to report significantly improved results for the first quarter compared with the year ago quarter. It is encouraging that we were able to produce a double digit increase in same-store-sales with gross margins above the levels we experienced in most of fiscal 2009. We believe our December quarter same-store sales growth once again outpaced our industry, yielding market share gains. While we have been encouraged to see hints of stabilization in the industry, we expect conditions to remain challenging for some time, and we will remain focused on continuing to tightly control our expenses and inventory.”

~more~

Mr. McGill continued, “Our customers remain passionate about the boating lifestyle, and our same-store sales growth validates that our customer centric strategies of teaching, servicing, and showing our customers how to have fun are correct. We are convinced that, as the economy gradually recovers, those that have delayed buying their first or next boat will return. MarineMax has positioned itself well to capture these buyers and fulfill their passion for boating as part of the MarineMax family. The actions we have taken to streamline our business have strengthened our balance sheet significantly and will position us to take advantage of opportunities for growth.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts and Grady White, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage services. MarineMax currently has 55 retail locations and operates within Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee and Texas. MarineMax is a New York Stock Exchange-listed company.

Use of Non-GAAP Financial Information
In this release, the Company discloses pro forma or non-GAAP measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the Company’s ability to achieve improved operating margins and take advantage of growth opportunities in the future, our assessment of our customer’s passion about boating, our assessment of customers’ future buying decisions, the Company’s assessment of market conditions and its effect on the boating industry, the Company’s industry and market share position, the success of operating cost reductions, the ability to service customers at desired levels of customer service, and the Company’s long-term prospects. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,
	2009	2008
Revenue	$100,449	$100,224
Cost of sales	78,478	76,521

Gross profit	21,971	23,703
Selling, general, and administrative expenses	29,629	38,862

Loss from operations	(7,658)	(15,159)
Interest expense	1,462	4,062

Loss before income tax benefit	(9,120)	(19,221)
Income tax benefit	(19,273)	(4,881)

Net income (loss)	$10,153	$(14,340)

Basic net income (loss) per common share	$0.47	$(0.78)

Diluted net income (loss) per common share	$0.45	$(0.78)

Weighted average number of common shares used in computing net loss per common share:
Basic	21,796,561	18,500,794

Diluted	22,344,687	18,500,794

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,060	$14,829
Accounts receivable, net	12,471	15,687
Income Tax receivable	20,061	5,078
Inventories, net	190,243	440,854
Prepaid expenses and other current assets	10,965	7,706
Deferred tax assets	—	298

Total current assets	246,800	484,452
Property and equipment, net	100,806	112,790
Other long-term assets	2,444	3,827
Deferred tax asset	—	1,206

Total assets	$350,050	$602,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,948	$7,422
Customer deposits	5,284	5,338
Accrued expenses	24,171	19,284
Short-term borrowings	102,000	329,000

Total current liabilities	137,403	361,044
Other long-term liabilities	3,554	5,597

Total liabilities	140,957	366,641
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	23	19
Additional paid-in capital	205,955	180,221
Retained earnings	18,925	71,204
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	209,093	235,634

Total liabilities and stockholders’ equity	$350,050	$602,275

MarineMax, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended December 31,
	2009	2008
GAAP net income (loss) as reported	$10,153	$(14,340)
Less the tax benefit related to tax loss carry-backs due to recent changes in tax law	(19,273)	—
Non-GAAP proforma net income (loss)	$(9,120)	$(14,340)

GAAP diluted net income (loss) per common share	$0.45	$(0.78)

Less the tax benefit per share related to tax loss carry-backs due to recent changes in tax law	(0.87)	—

Non-GAAP proforma net loss per common share	$(0.42)	$(0.78)

Common shares used in the calculations of net income (loss) per common share	21,796,561	18,500,794

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